Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clearwater Paper Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-156136, 333-156133, 333-156131, and 333-172077) on Form S-8 and registration statement (No. 333-164218) on Form S-3 of Clearwater Paper Corporation of our reports dated March 11, 2011, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Clearwater Paper Corporation.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Clearwater Paper Corporation and subsidiaries excludes an evaluation of the internal control over financial reporting of an acquired business, Cellu Tissue Holdings, Inc.

/s/ KPMG LLP

Seattle, Washington

March 11, 2011